SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) December 31, 1999



                            UNITED TRUST GROUP, INC.
                            -------------------------
             (Exact Name of Registrant as specified in its charter)



        ILLINOIS                  0-16867                        37-1172848
(State or other Juris-          (Commission                   (I.R.S. Employer
diction of incorporation        File Number)                 identification No.)



                             5250 SOUTH SIXTH STREET
                                  P.O. BOX 5147
                              SPRINGFIELD, IL 62705
                              ---------------------

          (Address of principal executive offices, including zip code)


        Regisrant's telephone number, including area code (217)-241-6300



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS


On December 31, 1999, United Trust Group, Inc. ("UTG") and Jesse T. Correll entered into a transaction whereby Mr. Correll, in combination with other individuals, made an equity investment in UTG. Under the terms of the Stock Acquisition Agreement, the Correll group contributed their 100% ownership of North Plaza of Somerset, Inc. to UTG in exchange for 681,818 authorized but unissued shares of UTG common stock. The Board of Directors of UTG approved the transaction at their regular quarterly board meeting held on December 7, 1999. North Plaza of Somerset, Inc. owns a shopping center in Somerset, Kentucky and approximately 23,000 acres of timberland in Kentucky. North Plaza has no debt. The assets have been valued at $7,500,000, which equates to $11.00 per share for the new shares to be issued. UTG common stock is listed on the NASDAQ small cap with a market quote of $8.125 at close of business on December 31, 1999. The market price has been in this same range for the entire month of December.

Mr. Correll is a member of the Board of Directors of UTG and currently UTG's largest shareholder through his ownership control of First Southern Funding, LLC and its affiliates ("FSF"). Mr. Jesse T. Correll is the majority shareholder of FSF, which is an affiliate of First Southern Bancorp, Inc., a bank holding company that operates out of 14 locations in central Kentucky. Prior to the above transaction, FSF owned approximately 34% of UTG. Following the above transaction, Mr. Correll owns or controls directly and indirectly approximately 42% of UTG.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            UNITED TRUST GROUP, INC.
                                  (Registrant)




                                             By:  /s/ James E. Melville
                                                  ---------------------
                                                  James E. Melville
                                                  President , Chief Operating
                                                    Officer and Director





                                             By:  /s/ Theodore C. Miller
                                                  ----------------------
                                                  Theodore C. Miller
                                                  Senior Vice President and
                                                    Chief Financial Officer


Date:  January 6, 2000

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